Exhibit 10.26

Director Compensation

The Company’s senior management assists the Compensation Committee on a biennial basis in assessing the compensation of the Company’s directors measured against comparable companies.

Director Compensation

Employee directors, including the President and Chief Executive Officer, receive no compensation for their service as Board members.  Compensation for independent directors is a mix of cash and equity-based compensation. Independent directors do not receive consulting, advisory or other compensatory fees from the Company.

Our Chairman of the Board receives no compensation, cash or stock, for his service as a Board member, committee chairman, or for his service as Chairman of the Board.  Each Vice Co-Chairman of the Board receives $200,000 annually for their services as Co-Vice Chairmen of the Board, plus reimbursement for travel and incidental expenses.  The Co-Vice Chairmen of the Board do not receive any stock-based compensation.

Each of the other independent directors is paid an annual retainer fee of $60,000. The chairman of the Audit Committee receives an additional $20,000 per year, and other committee chairs each receive an additional $15,000 per year.  They are also entitled to receive $60,000 of stock-based units. The number of stock-based units is calculated quarterly by dividing $15,000 by the trailing five-day average of the high and low price of the Class A Common Stock at the end of each fiscal quarter. Dividend equivalents in the form of additional units representing Class A Common Stock are credited to each independent directors’ account on each dividend payment date equal to (i) the per-share cash dividend divided by the average of the high and low price of the Company’s Class A Common Stock on the dividend payment date, multiplied by (ii) the number of units reflected in the independent director’s account on the day before the dividend payment date. The value of each of the independent director’s stock-based units will be payable only in cash when the independent director ceases to serve as a member of the Board of Directors of the Company. The stock-based units will be valued for payment by multiplying the applicable number of units by the average of the high and low price of the Company’s Class A Common Stock during the last ten trading days before the date on which the value of the units is to be paid. These stock-based units do not carry voting or dispositive rights.

Independent directors are offered the right to elect to receive all or a part of the cash portion of their fees on a deferred basis. If the deferred basis is elected, it may be in the form of cash with interest calculated at a rate equal to the average of the top rates paid by major New York banks on three-month negotiable certificates of deposit as quoted in the Wall Street Journal on the last business day of the fiscal quarter, or in the form of stock-based units, calculated on the basis of the trailing five-day average of the average of the high and low price of the Class A Common stock at the end of each fiscal quarter. Plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal installments (not to exceed 10). Each cash installment (other than the first) shall accrue interest from the date of the first installment to the date on which such installment is paid, compounded quarterly.